Exhibit 10.18

MASSEY ENERGY COMPANY

DEFERRED DIRECTORS’ FEES PROGRAM

Amended and Restated Effective January 1, 2009

5.02.	Election of Investment Options	7

5.03.	Method of Crediting Earnings	7

ARTICLE VI GENERAL PROVISIONS		8

6.01.	Company’s Obligation	8

6.02.	Control by Participant	8

6.03.	Claims Against Participant’s Deferred Benefits	8

6.04.	Amendment or Termination	8

6.05.	Notices	9

6.06.	Waiver	9

6.07.	Construction	9

6.08.	Omnibus Section 409A Provisions	9

6.09	Effectiveness	9

PURPOSE

The Massey Energy Company Deferred Directors’ Fees Program (the “Plan”), is intended to constitute a deferred compensation plan for corporate directors’ fees and cash dividends paid on restricted stock held by Directors.

ARTICLE I

DEFINITIONS

The following definitions apply to this Plan and to the Election Forms.

1.01.	Administrator

Administrator means the Company’s General Counsel.

1.02.	Beneficiary or Beneficiaries

Beneficiary or Beneficiaries means a person or persons or other entity designated on an Election Form by a Participant to receive a Deferred Benefit. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the benefit, the Participant’s Beneficiary is the first of the following who survives the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares and the Participant’s estate.

1.03.	Board

Board means the board of directors of the Company.

1.04.	Common Stock

Common Stock means the common stock of the Company.

1.05.	Company

Company means Massey Energy Company and any successor business by merger, purchase, or otherwise that maintains the Plan.

1.06.	Compensation

Compensation means a Director’s Meeting Fees and Retainer Fees for the Deferral Year.

1.07.	Deferral Year

Deferral Year means a calendar year for which a Director has an operative Election Form.

1.08.	Deferred Account

Deferred Account means that bookkeeping record established for each Participant who elects a Deferred Benefit. A Deferred Account is established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Benefit. A Deferred Account will be credited with the Participant’s Compensation deferred as a Deferred Benefit according to an Election Form.

1.09.	Deferred Benefit

Deferred Benefit means the benefit available under the Plan for a Participant who has submitted a valid Election Form to defer his Retainer Fees, Meeting Fees, Restricted Stock Cash Dividends or any combination of the foregoing.

1.10.	Directors

Directors means those duly elected members of the Board who are not employees of the Company.

1.11.	Election Date

Election Date means the date established by this Plan as the date before which a Director must submit a valid Election Form to the Administrator. For each Deferral Year, the Election Date is December 31 of the preceding calendar year. However, for an individual who becomes a Director during a Deferral Year, the Election Date is the thirtieth day following the date that he becomes a Director to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.12.	Election Form

Election Form means the form used by a Participant according to this Plan to establish the duration of deferral and the frequency of payments of a Deferred Benefit. A Participant’s distribution election, investment election and Beneficiary designation are part of a Participant’s Election Form.

1.13.	Fair Market Value

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day or, if the Common Stock was not traded on the New York Stock Exchange on such day, then the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select. If shares of Common Stock are not then traded on the New York Stock Exchange, the Fair Market Value shall be determined by the Administrator using any reasonable method in good faith.

1.14.	Meeting Fees

Meeting Fees means the portion of a Director’s Compensation that is based upon his attendance at Board meetings and meetings of the Company’s committees, according to the Company’s established rules and procedures for compensating Directors.

1.15.	Participant

Participant means, with respect to any Deferral Year, a Director whose Election Form is operative for that Deferral Year.

1.16.	Plan

Plan means the Massey Energy Company Deferred Directors’ Fees Program.

1.17.	Restricted Stock

Restricted Stock means any shares of Common Stock awarded to a Director in connection with his service as Director that is non-transferable and subject to a substantial risk of forfeiture.

1.18.	Restricted Stock Cash Dividends

Restricted Stock Cash Dividends means any cash dividends paid on any Restricted Stock that a Director holds at a time when the Restricted Stock is non-transferable and subject to a substantial risk of forfeiture. Restricted Stock Cash Dividends include regular quarterly dividends, special extraordinary dividends or any other dividends that may be paid on the Restricted Stock.

1.19	Retainer Fee

Retainer Fee means that portion of a Director’s Compensation that is fixed and paid without regard to his attendance at meetings.

1.20.	Terminate, Terminating, or Termination

Terminate, Terminating, or Termination, with respect to a Participant, mean cessation of his relationship with the Company and its affiliates taken into account for purposes of Section 409A of the Code as a Director whether by death, disability or severance for any other reason, which cessation constitutes a “separation from service” within the meaning of Section 409A of the Code. For this purpose, if Participant, after cessation of his relationship with the Company as a Director, provides services as an employee, the services provided as an employee are not to be taken into account in determining whether the Participant has a separation from service as a Director for purposes of the Plan unless otherwise required by Section 409A of the Code.

ARTICLE II

PARTICIPATION

A Director becomes a Participant for any Deferral Year by filing a valid Election Form on or before the Election Date for that Deferral Year, but only if his Election Form is operative according to Article III.

ARTICLE III

DEFERRAL ELECTION

3.01.	Elections

A deferral election is valid when an Election Form is completed, signed by the electing Director, and received by the Administrator. Deferral elections are governed by the provisions of this section.

(a)	A Participant may elect a Deferred Benefit for any Deferral Year if he is a Director at the beginning of that Deferral Year or becomes a Director during that Deferral Year.

(b)	Before each Deferral Year’s Election Date, each Director will be provided with an Election Form. Under the Election Form for a single Deferral Year, a Director may elect on or before the Election Date to defer the receipt of all or part of his Retainer Fee (in 10% multiples or a fixed dollar amount) or all or part of his Meeting Fees (in 10% multiples or a fixed dollar amount), or both for the Deferral Year that will be earned and payable after the Election Date and/or all part of his Restricted Stock Cash Dividends (in 10% multiples or a fixed dollar amount) to be paid on Restricted Stock granted during the Deferral Year that will be declared and payable after the Election Date (whether paid in that Deferral Year or later). If he does so on or before December 31, 2008, a Director may elect to defer all or part of his Restricted Stock Cash Dividends (in 10% multiples or a fixed dollar amount) to be paid on Restricted Stock granted on or before December 31, 2008 that will be declared and payable after December 31, 2008 (whether paid in 2009 or later). A Director may make separate elections with respect to quarterly cash dividends, special extraordinary dividends or other dividends that may be paid on his Restricted Stock.

(c)

If he does so on or before the Election Date for the Deferral Year, the Administrator may reject any Election Form, and the Administrator is not required to state a reason for any rejection. The Administrator may modify any Election Form at any time to the extent necessary to comply with any federal securities laws or regulations and as permitted by Section 409A of the Code. However, the Administrator’s rejection of any Election Form or the Administrator’s modification of any Election Form must be based upon action taken without regard to any vote of the Director whose Election Form is under consideration, and the Administrator’s rejections must be made on a uniform basis with respect to similarly situated

Directors. If the Administrator rejects an Election Form, the Director must be paid the amounts he would then have been entitled to receive if he had not submitted the rejected Election Form.

(d)	A Director may not revoke an Election Form after the Election Date for the Deferral Year. A Director may not revoke an Election Form after December 31, 2008 under which he elected to defer the receipt of all or part of his Restricted Stock Cash Dividends to be paid on Restricted Stock granted on or before December 31, 2008 (whether paid in 2009 or later). Any revocation on or before the Election Date is the same as a failure to submit an Election Form. Any writing signed by a Director expressing an intention to revoke his Election Form and delivered to the Administrator before the close of business on the relevant Election Date is a revocation.

3.02.	Effect of No Election

A Director who has not submitted a valid Election Form to the Administrator on or before the relevant Election Date may not defer his Compensation for, or Restricted Stock Cash Dividends payable with respect to Restricted Stock granted during, the Deferral Year under this Plan.

ARTICLE IV

BENEFITS

4.01.	Benefits

Deferred Benefits shall be credited to a Deferred Account for each Participant and credited with earnings as described in Article V.

4.02.	Distributions

(a)	According to a Participant’s Election Form, a Deferred Benefit shall be distributed in cash except with respect that portion of a Deferred Benefit which is credited as an investment in Common Stock. In such case, the Deferred Benefit, or portion thereof, shall be distributed in shares of Common Stock equal to the number of whole shares of Common Stock credited to the Participant’s Deferred Account on the last day of the month preceding the month of distribution. Any shares of Common Stock issued under the Plan must be issued from the Company’s treasury shares. However, cash must be paid in lieu of a fractional share of Common Stock credited the Participant’s Deferred Account on the last day of the month preceding the month of distribution.

(b)	Deferred Benefits will be paid in a lump sum unless the Participant’s Election Form specifies annual installment payments over a period of up to 20 years. A Deferred Benefit payable in installments will continue to be credited with earnings and losses on the unpaid balance of a Deferred Account through the end of the month preceding the month of distribution.

(c)	Except where the Participant Terminates on account of his death, any lump sum payment will be paid or installment payments will begin to be paid as follows:

(i) on December 31 of the year the Director Terminates, if his Termination occurs on a date from January 1 through June 30 of such year; or

(ii) on the February 15 following the year of the Director’s Termination, if his Termination occurs on a date from July 1 through December 31.

Notwithstanding anything to the contrary herein, if a Participant is a “specified employee” with respect to the Company and its affiliates for purposes of Section 409A of the Code on the date he Terminates, no payment shall be made to the Participant until the date which is six months following the date of his separation from service. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of his Deferred Benefits under the Plan. Any lump sum payment will be paid to the Beneficiary, or installment payments will begin to be paid to each Beneficiary on February 15 of the year following the Participant’s death. Multiple Beneficiaries will be paid pursuant to a single distribution method.

(d)	Deferred Benefits may not be assigned by a Participant or Beneficiary.

(e)	Any Common Stock distributed pursuant to the Plan shall have been acquired from the Company’s treasury shares.

ARTICLE V

INVESTMENT OPTIONS

5.01.	Investment Options

The Company has selected the following investment options (Investment Options), any of which may be changed, modified or deleted, or additional Investment Options may be added, from time to time by the Committee:

Interest Fund: Interest will be credited to a Participant’s investment in the Interest Fund based on average three-month United States Treasury Bill rates Auction Average (Investment) as published by the Federal Reserve Board for the month immediately preceding the day the interest is credited. Notwithstanding the preceding sentence, the Administrator may change the basis on which the interest rate is determined.

Common Stock: A hypothetical investment in shares of Massey Energy Common Stock.

5.02.	Election of Investment Options

(a)	At the time that an Eligible Employee first becomes a Participant, the Participant shall allocate deferrals among the Investment Options. Such Investment Options will be used as a measure of the investment performance of his Deferred Account. A Participant may specify that all or any 10% multiple of his Deferred Account be deemed to be invested in one or more of the Investment Options.

(b)	A Participant may reallocate the Investment Options for his Deferred Account once every six months in 10% multiples. Any reallocation will be effective as of the first day of the month following the month in which an appropriately completed form is received by the Committee. Until a Participant delivers a new Investment Option form to the Committee, his prior Investment Options shall control. If a Participant fails to select an Investment Option for his Deferred Account, he shall be deemed to have elected the Interest Fund.

(c)	Anything in this Plan to the contrary notwithstanding, in no event shall any Participant, until six months after Termination, reallocate his Investment Options between Common Stock and the Interest Fund unless at least six months has elapsed since the date of the Director’s most recent “Opposite Way” transaction either under this Plan or in any transaction outside the Plan.

5.03.	Method of Crediting Earnings

(a)	Interest Fund. Interest will be credited as of the last day of each month in which any amount remains credited to the Deferred Account of a Participant, or debited with an amount equal to that determined by multiplying the balance of such portion of such account as of the last day of the preceding month by the return rate for that month. As to the applicable amount distributed, the Company shall cease crediting or debiting adjustments to the Participant’s Deferred Account on the last day of the month of the date of distribution of a Deferred Benefit.

(b)	Common Stock.

(i) A Participant’s investment in the Common Stock Fund attributable to a Retainer Fee is credited to the Participant’s Deferred Account as a number of whole and fractional shares of Common Stock on the date of each calendar quarter of the Deferral Year in which such Compensation is earned based on the Fair Market Value on that date. A Participant’s investment in Common Stock attributable to a Meeting Fee is credited to the Participant’s Deferred Account as a number of whole and fractional shares of Common Stock on the day of the month in which a meeting occurs based on the Fair Market Value on that date. A Participant’s investment in Common Stock attributable to any Restricted Stock Cash Dividends is credited to the Participant’s Deferred Account as a number of whole and fractional shares of Common Stock on the date of the month on which such Restricted Stock Cash Dividends otherwise would be paid based on the Fair Market Value on that date.

(ii) The basis for additional credits to a Participant’s investment in Common Stock (in whole and fractional shares of Common Stock) will be variable rates based on the value of dividends paid on Common Stock and the Fair Market Value on the date that such dividends are paid on Common Stock. The value of a Participant’s investment in Common Stock at any relevant time equals the value of the shares of Common Stock as if the Compensation and Restricted Stock Cash Dividends deferred by the Participant under the Plan and any additional credits under this subsection had been used to purchase Common Stock at the Fair Market Value on the date those amounts were credited to an investment in Common Stock. Additional credits are accrued through the end of the month preceding the month of distribution of a Deferred Benefit.

ARTICLE VI

GENERAL PROVISIONS

6.01.	Company’s Obligation

The Plan is unfunded. A Deferred Benefit is at all times a mere contractual obligation of the Company. A Participant and his Beneficiaries have no right, title, or interest in the Deferred Benefits or any claim against them. The Company will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

6.02.	Control by Participant

A Participant has no control over Deferred Benefits except according to his Election Form.

6.03.	Claims Against Participant’s Deferred Benefits

A Deferred Account relating to a Participant under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Deferred Benefits are not subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan gives any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or his Beneficiary has no rights to receive Deferred Benefits other than as a general creditor.

6.04.	Amendment or Termination

Except as otherwise provided in this section, this Plan may be altered, amended, suspended, or terminated at any time by the Board, Except for a termination of the Plan caused by the determination of the Board that the laws upon which the Plan is based have changed in a manner that negates the Plan’s objectives and as otherwise permitted by Section 409A of the Code, the Board may not alter, amend, suspend, or terminate this Plan without the majority consent of all Directors who are Participants if that action would result either in a distribution of all Deferred Benefits in any manner other than as provided in this Plan or that would result in immediate taxation of Deferred Benefits to Participants. Notwithstanding the preceding sentence, if any amendment to the Plan, subsequent to the date the Plan becomes effective, adversely affects Deferred Benefits elected hereunder, after the effective date of any such amendment, and the Internal Revenue Service declines to rule favorably on any such amendment or to rule favorably only if the Board makes amendments to the Plan not acceptable to the Board, the Board, in its sole discretion, may accelerate the distribution of part or all amounts attributable to affected Deferred Benefits due Participants and Beneficiaries hereunder to the extent permitted by Section 409A of the Code.

6.05.	Notices

Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person at his last known business address.

6.06.	Waiver

The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

6.07.	Construction

This Plan is created, adopted, and maintained according to the laws of Delaware (except its choice-of-law rules). It is governed by those laws in all respects. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, that fact in no way affects the validity or enforceability of any other provision. Use of the one gender includes all, and the singular and plural include each other.

6.08.	Omnibus Section 409A Provision

It is intended that any compensation, benefits and other remuneration to be provided pursuant to or in connection with this Plan which is considered to be “deferred compensation” subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The Administrator is authorized to amend the Plan or any Election Form as the Administrator may determine to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code. It is specifically intended that any elections and modifications under the Plan will comply with the requirements of Section 409A of the Code.

6.09	Effectiveness

The amended and restated Plan is effective January 1, 2009.

As evidence of its adoption of this restatement of the Plan, Massey Energy Company has caused this document to be signed by its undersigned officer, this 23RD day of December, 2008, effective January 1, 2009.

MASSEY ENERGY COMPANY

By:	/s/ John M. Poma
John M. Poma
Its:	Vice President - Human Resources